Exhibit 10.1

AMENDMENT AGREEMENT TO Promissory Note Purchase Agreement

This Amendment Agreement (this “Agreement”) to Promissory Note Purchase Agreement is made and entered into as of December 19, 2025, by and among Skillful Craftsman Education Technology Limited, a Cayman Islands exempted company (the “Company”) and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” or “Holder” and collectively the “Purchasers” or “Holders”).

RECITALS:

A. The Company and the Holders entered into that certain Promissory Note Purchase Agreement dated as of September 24, 2024 (the “Purchase Agreement”), pursuant to which the Company issued to the Holders a 6% Promissory Notes in aggregate principal amount of $1,000,000 (the “Notes”).

B. The Parties mutually desire to amend certain terms of the Purchase Agreement and the Notes to provide to extend the maturity date of the Notes for six months, all as set forth in this Agreement.

C. This Agreement serves as an amendment and supplement to the Purchase Agreement and the Notes. All terms and conditions of the Purchase Agreement and the Notes not expressly amended herein shall remain in full force and effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions and Interpretation. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

2. Extension of Maturity Date. The Maturity Date of the Notes (as defined in the Notes), originally issued on September 24, 2025, is hereby extended to March 31, 2026 (the “Amended Maturity Date”). The entire outstanding principal amount of the Notes, together with any accrued and unpaid interest thereon, if any, shall be due and payable in full on the Amended Maturity Date.

3. Continuing Effect. Except as specifically amended and modified by this Agreement, all of the terms, covenants, and conditions of the Purchase Agreement are hereby ratified and confirmed and shall remain in full force and effect. This Agreement shall be deemed to form an integral part of the Purchase Agreement.

5. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as provided in the Purchase Agreement. Any disputes arising out of or in connection with this Agreement shall be resolved exclusively by the courts sitting in New York City, New York, as stipulated in the Purchase Agreement. The Parties irrevocably waive any right to trial by jury as provided therein.

6. Effectiveness. This Agreement shall become effective upon execution by duly authorized representatives of the Parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Promissory Note Amendment Agreement as of the date first written above.

COMPANY:

SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED

By:	/s/ Dawei Chen
Name:	Dawei Chen
Title:	Chief Financial Officer
Date:	December 19, 2025

HOLDER:

Name of Holder: Xuejun Ji

By:	/s/ Xuejun Ji
Date:	December 19, 2025

Name of Holder: Peng Wang

By:	/s/ Peng Wang
Date:	December 19, 2025

Name of Holder: Bin Fu

By:	/s/ Bin Fu
Date:	December 19, 2025